                                                                   EXHIBIT 10.34

                         [ELROY G. ROELKE LETTERHEAD]


                                                      April 4, 1996

TO       Roger Cohen, Esq.
         Cohen, Brame & Smith

                            VIA FAX:  303-894-0475

FROM:    Elroy G. Roelke

RE:      Scientific Software-Intercomp, Inc. Loan Restructure

COMMENTS:

         I have reviewed your letter and it correctly stated the general outlines of the proposal. However, this is a proposal and is subject to satisfactory documentation. Further, I wish to give further consideration to the status of marketability of shares received from a warrant exercise as contrasted to our present convertible debenture status. Clearly, under current Reg's we could convert and sell without a further holding period. If we switch to warrants, we may have a new two year holding period. This could be a problem.

         Also, while we would understand that the Lindner Funds would control the collateral and have the right to release collateral and establish covenants, etc. however, we would need to have a certainty about the payments of interest and principal payments. This could be covered in an inter-creditor agreement.

         If this is satisfactory, we will look forward to working to complete the transaction.




                                        /s/ Gene Roelke
                                        Gene Roelke



                                  Page 1 of 1